Exhibit 16.1

October 6, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 6, 2005 of JDS Uniphase Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third and fourth paragraphs, and the first sentence of the fifth paragraph, including the items listed under the third paragraph, under Item 4.01 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statements concerning the lack of internal controls to prepare financial statements, included in the second and third paragraphs, including the items listed under the third paragraph, under Item 4.01 on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant’s fiscal 2005 consolidated financial statements.

/s/ Ernst & Young LLP